Exhibit 99

Eaton Second Quarter Operating Earnings Per Share of $0.41
Adjusted for Gain on Aerospace Divestitures, Legal Settlements and Associated Costs, Second Quarter Operating Earnings Per Share of $1.11
Core Sales Growth in Second Quarter of 3 Percent
Lowering Top End of 2014 Operating Earnings Per Share Guidance Excluding Unusual Items, with 2 Percent Reduction to Midpoint of Range

DUBLIN, Ireland … Power management company Eaton Corporation plc (NYSE:ETN) today announced that operating earnings per share, which exclude charges of $0.05 per share to integrate recent acquisitions, were $0.41 for the second quarter of 2014. Adjusted for the gain on the recent Aerospace divestitures, and the settlements and associated costs of the Meritor, Triumph Group, and related litigation, operating earnings per share were $1.11, up 2 percent over the second quarter of 2013. Sales in the second quarter of 2014 were $5.8 billion, 3 percent above the same period in 2013. Operating earnings for the second quarter of 2014, excluding pre-tax charges of $37 million to integrate recent acquisitions and the unusual gain and costs noted above, were $529 million, an increase of 2 percent over 2013.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our second quarter results, adjusted for unusual items, were above the midpoint of our original guidance for the quarter. Revenue came in as we expected, with core sales growth of 3 percent in the quarter, following 4 percent core growth in the first quarter of 2014. Our overall segment margins were also as expected, with the margins reflecting the impact of the $39 million of restructuring charges we took in the quarter in the Industrial Sector. Our strong margins in Electrical Products, Hydraulics, Aerospace, and Vehicle offset weakness in Electrical Systems and Services margins.
“During the second quarter, several unusual items impacted our earnings,” said Cutler. “First, we closed the divestiture of two small Aerospace businesses for a pretax gain of $156 million. Second, we settled two longstanding litigations, one with Meritor and one with Triumph, as well as related litigation, for a pretax cost of $644 million. Factoring in these unusual items, operating earnings per share in the second quarter were reduced by $0.70 after tax.
“We are pleased with our strong second quarter bookings in both of our Electrical segments and in our Aerospace segment,” said Cutler. “For all of 2014, we continue to forecast our end markets will grow 3 percent.
“We anticipate operating earnings per share for the third quarter of 2014, which exclude an estimated $33 million of charges to integrate our recent acquisitions, to be between $1.20 and $1.30,” said Cutler.
“We are lowering the top end of our full year 2014 guidance for operating earnings per share, which exclude an estimated $160 million in acquisition integration charges, and which are also adjusted for the impact of the Aerospace divestitures and the legal settlements, to between $4.50 and $4.70,” said Cutler. “The $4.60 midpoint of our revised guidance represents a reduction of 10 cents, or 2 percent, from our prior guidance, reflecting the impact of lower margins in our Electrical Systems and Services segment.”
Business Segment Results
Sales for the Electrical Products segment were $1.8 billion, up 4 percent over 2013. Operating profits were $300 million. Excluding acquisition integration charges of $12 million during the quarter, operating profits were $312 million, up 10 percent over the second quarter of 2013.
“Our bookings in the second quarter in the Electrical Products segment were up 6 percent over the second quarter a year ago, continuing our strong momentum of the past several quarters,” said Cutler.
Sales for the Electrical Systems and Services segment were $1.6 billion, the same as in the second quarter of 2013. Core sales were up 1 percent, which was offset by a decline of 1 percent from currency translation. The segment reported operating profits of $194 million. Excluding acquisition integration charges of $13 million during the quarter, operating profits were $207 million, down 13 percent from the second quarter of 2013.
“Our margins during the quarter were impacted by higher logistics costs, unfavorable mix, and pricing pressures,“ said Cutler. “We expect these factors to impact margins over the balance of the year. Bookings in the second quarter were up 7 percent from the second quarter of 2013.

“We were pleased with our strong bookings during the quarter in both of our Electrical segments,” said Cutler. “For all of 2014, we continue to believe our Electrical markets will grow 3 percent.”
Hydraulics segment sales were $787 million, an increase of 2 percent over the second quarter of 2013. Operating profits in the second quarter were $94 million. Excluding acquisition integration charges of $5 million, operating profits were $99 million, a decrease of 12 percent. These results include $13 million in restructuring costs incurred during the quarter.
“The Hydraulics markets in the second quarter of 2014 were modestly lower than the second quarter of 2013, with pockets of strength in industrial applications offset by weakness in agricultural equipment globally and construction equipment in China,” said Cutler. “Our bookings in the quarter decreased 2 percent compared to the second quarter of 2013. For all of 2014, we now believe our Hydraulics markets will grow 1 percent.”
Aerospace segment sales were $486 million, up 9 percent over the second quarter of 2013. Operating profits in the second quarter were $69 million, up 3 percent over the second quarter of 2013. These results include $2 million in restructuring costs incurred during the quarter.
“Aerospace markets in the second quarter posted another quarter of good growth, with strongest growth in the commercial OEM market, but also higher growth in the commercial aftermarket,” said Cutler. “Bookings in the quarter rose 9 percent, including a 20 percent increase in aftermarket bookings. We continue to believe our Aerospace markets in 2014 will grow 3 percent.”
The Vehicle segment posted sales of $1.0 billion, up 3 percent compared to the second quarter of 2013. The segment reported operating profits in the second quarter of $155 million, down 10 percent compared to the second quarter of 2013. These results include $24 million in restructuring costs incurred during the quarter.
“North American markets were particularly strong in the quarter while South American markets were notably weak,” said Cutler. “We now expect the NAFTA Class 8 truck market to be 290,000 in 2014, up from our prior estimate of 280,000. For all of 2014, we continue to expect our Vehicle markets will grow 5 percent.”
Eaton is a power management company with 2013 sales of $22.0 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 103,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.
Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning third quarter 2014 operating earnings per share, full year 2014 operating earnings per share, 2014 sales and margins in our Electrical segments, and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company’s comparative financial results for the three months and six months ended June 30, 2014 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2014	2013	2014	2013
Net sales	$5,767	$5,602	$11,259	$10,912

Cost of products sold	4,025	3,870	7,883	7,605
Selling and administrative expense	984	960	1,946	1,918
Litigation settlements	644	—	644	—
Research and development expense	168	161	330	313
Interest expense - net	55	71	117	146
Other (income) expense - net	(166)	6	(171)	(4)
Income before income taxes	57	534	510	934
Income tax (benefit) expense	(115)	37	(103)	57
Net income	172	497	613	877
Less net income for noncontrolling interests	(1)	(3)	(3)	(5)
Net income attributable to Eaton ordinary shareholders	$171	$494	$610	$872

Net income per ordinary share
Diluted	$0.36	$1.04	$1.27	$1.83
Basic	0.36	1.04	1.28	1.84

Weighted-average number of ordinary shares outstanding
Diluted	478.5	476.3	478.7	475.7
Basic	475.9	473.4	475.9	472.6

Cash dividends declared per ordinary share	$0.49	$0.42	$0.98	$0.84

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$171	$494	$610	$872
Excluding acquisition integration charges and transaction costs (after-tax)	23	25	67	47
Operating earnings	$194	$519	$677	$919

Net income per ordinary share - diluted	$0.36	$1.04	$1.27	$1.83
Excluding per share impact of acquisition integration charges and transaction costs (after-tax)	0.05	0.05	0.14	0.10
Operating earnings per ordinary share	$0.41	$1.09	$1.41	$1.93
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2014	2013	2014	2013
Net sales
Electrical Products	$1,832	$1,758	$3,558	$3,418
Electrical Systems and Services	1,628	1,624	3,152	3,145
Hydraulics	787	772	1,569	1,528
Aerospace	486	446	950	880
Vehicle	1,034	1,002	2,030	1,941
Total net sales	$5,767	$5,602	$11,259	$10,912

Segment operating profit
Electrical Products	$300	$272	$550	$513
Electrical Systems and Services	194	227	363	437
Hydraulics	94	104	202	182
Aerospace	69	67	131	129
Vehicle	155	172	306	304
Total segment operating profit	812	842	1,552	1,565

Corporate
Litigation settlements	(644)	—	(644)	—
Amortization of intangible assets	(109)	(108)	(219)	(215)
Interest expense - net	(55)	(71)	(117)	(146)
Pension and other postretirement benefits expense	(32)	(43)	(83)	(81)
Inventory step-up adjustment	—	(1)	—	(34)
Other corporate income (expense) - net	85	(85)	21	(155)
Income before income taxes	57	534	510	934
Income tax (benefit) expense	(115)	37	(103)	57
Net income	172	497	613	877
Less net income for noncontrolling interests	(1)	(3)	(3)	(5)
Net income attributable to Eaton ordinary shareholders	$171	$494	$610	$872
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
(In millions)
Assets
Current assets
Cash	$631	$915
Short-term investments	634	794
Accounts receivable - net	4,010	3,648
Inventory	2,534	2,382
Deferred income taxes	552	577
Prepaid expenses and other current assets	477	415
Total current assets	8,838	8,731

Property, plant and equipment - net	3,793	3,833

Other noncurrent assets
Goodwill	14,377	14,495
Other intangible assets	6,976	7,186
Deferred income taxes	242	240
Other assets	1,032	1,006
Total assets	$35,258	$35,491

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$2	$13
Current portion of long-term debt	416	567
Accounts payable	2,044	1,960
Accrued compensation	373	461
Other current liabilities	2,708	1,913
Total current liabilities	5,543	4,914

Noncurrent liabilities
Long-term debt	8,615	8,969
Pension liabilities	1,222	1,465
Other postretirement benefits liabilities	668	668
Deferred income taxes	1,047	1,313
Other noncurrent liabilities	1,121	1,299
Total noncurrent liabilities	12,673	13,714

Shareholders’ equity
Eaton shareholders’ equity	16,982	16,791
Noncontrolling interests	60	72
Total equity	17,042	16,863
Total liabilities and equity	$35,258	$35,491
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2014 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges and transaction costs for each business segment as well as corporate expense, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. LEGAL CONTINGENCIES
On October 5, 2006, ZF Meritor LLC and Meritor Transmission Corporation (collectively, Meritor) filed an action against Eaton in the United States District Court for Delaware. The action sought damages, which would be trebled under United States antitrust laws, as well as injunctive relief and costs. The suit alleged that Eaton engaged in anti-competitive conduct against Meritor in the sale of heavy-duty truck transmissions in North America. On June 23, 2014, Eaton announced it signed a settlement agreement with the plaintiffs in the amount of $500 that resolved the lawsuit and removed the uncertainty of a trial and appeal process. On July 16, 2014, Eaton paid Meritor the $500.
Frisby Corporation, now known as Triumph Actuation Systems, LLC, and other claimants (collectively, Triumph) asserted claims alleging, among other things, unfair competition, defamation, malicious prosecution, deprivation of civil rights, and antitrust in the Hinds County Circuit Court of Mississippi in 2004 and in the Federal District Court of North Carolina in 2011. Eaton had asserted claims against Triumph regarding improper use of trade secrets and these claims were dismissed by the Hinds County Circuit Court. On June 18, 2014, Eaton announced it signed a settlement agreement with Triumph in the amount of $147.5 that resolved all claims and lawsuits and removed the uncertainty of a trial and appeal process. On July 8, 2014, Eaton paid Triumph the $147.5.

Note 2. ACQUISITIONS AND SALE OF BUSINESSES
Eaton's most recently acquired businesses, and the related annual sales prior to acquisition, are summarized below:

Acquired businesses	Date of transaction	Business segment	Annual sales

Cooper Industries plc (Cooper)	November 30, 2012	Electrical Products; Electrical Systems and Services	$5,409 for 2011
A diversified global manufacturer of electrical products and systems, with brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.

Rolec Comercial e Industrial S.A.	September 28, 2012	Electrical Systems and Services	$85 for the 12 months ended September 30, 2012
A Chilean manufacturer of integrated power assemblies and low- and medium-voltage switchgear, and a provider of engineering services serving mining and other heavy industrial applications in Chile and Peru.

Jeil Hydraulics Co., Ltd.	July 6, 2012	Hydraulics	$189 for 2011
A Korean manufacturer of track drive motors, swing drive motors, main control valves and remote control valves for the construction equipment market.

Polimer Kaucuk Sanayi ve Pazarlama A.S.	June 1, 2012	Hydraulics	$335 for 2011
A Turkish manufacturer of hydraulic and industrial hose for construction, mining, agriculture, oil and gas, manufacturing, food and beverage, and chemicals markets. This business sells its products under the SEL brand name.

Gycom Electrical Low-Voltage Power Distribution, Control and Automation	June 1, 2012	Electrical Systems and Services	$24 for 2011
A Swedish electrical low-voltage power distribution, control and automation components business.
See Note 3 for information about acquisition integration charges and transaction costs related to these acquisitions.

Sale of Aerospace Power Distribution Management Solutions and Integrated Cockpit Solutions
On January 20, 2014, Eaton announced it entered into an agreement to sell the Aerospace Power Distribution Management Solutions and Integrated Cockpit Solutions businesses to Safran for $270. The sale closed on May 9, 2014 and resulted in a pre-tax gain of $156.

Note 3. ACQUISITION INTEGRATION CHARGES AND TRANSACTION COSTS
Eaton incurs integration charges and transaction costs related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges and transaction costs		Operating profit as reported		Operating profit excluding acquisition integration charges
	Three months ended June 30
	2014	2013	2014	2013	2014	2013
Acquisition integration charges
Electrical Products	$12	$12	$300	$272	$312	$284
Electrical Systems and Services	13	11	194	227	207	238
Hydraulics	5	8	94	104	99	112
Aerospace	—	—	69	67	69	67
Vehicle	—	—	155	172	155	172
Total business segments	30	31	$812	$842	$842	$873
Corporate	7	6
Total acquisition integration charges	37	37

Transaction costs
Corporate	—	2
Total transaction costs	—	2

Total acquisition integration charges and transaction costs before income taxes	$37	$39
Total after income taxes	$23	$25
Per ordinary share - diluted	$0.05	$0.05

	Six months ended June 30
	2014	2013	2014	2013	2014	2013
Acquisition integration charges
Electrical Products	$41	$15	$550	$513	$591	$528
Electrical Systems and Services	39	16	363	437	402	453
Hydraulics	9	20	202	182	211	202
Aerospace	—	—	131	129	131	129
Vehicle	—	—	306	304	306	304
Total business segments	89	51	$1,552	$1,565	$1,641	$1,616
Corporate	14	12
Total acquisition integration charges	103	63

Transaction costs
Corporate	—	7
Total transaction costs	—	7

Total acquisition integration charges and transaction costs before income taxes	$103	$70
Total after income taxes	$67	$47
Per ordinary share - diluted	$0.14	$0.10

Business segment integration charges in 2014 were related primarily to the integration of Cooper. Business segment integration charges in 2013 were related primarily to the integrations of Cooper, Polimer Kaucuk Sanayi ve Pazarlama, Jeil Hydraulics and Rolec Comercial e Industrial. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information the charges reduced Operating profit of the related business segment.
Corporate integration charges in 2014 and 2013 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information the charges were included in Other corporate income (expense) - net.
Acquisition-related transaction costs, such as investment banking, legal, other professional fees, and costs associated with change in control agreements, are not included as a component of consideration transferred in an acquisition but are expensed as incurred. Acquisition-related transaction costs in 2013 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense, Interest expense - net and Other (income) expense - net. In Business Segment Information the charges were included in Interest expense - net and Other corporate income (expense) - net.
See Note 2 for additional information about business acquisitions.

Note 4. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Pension benefit expense		Other postretirement benefits expense
	Three months ended June 30
	2014	2013	2014	2013
Service cost	$46	$47	$5	$5
Interest cost	63	56	10	8
Expected return on plan assets	(87)	(77)	(2)	(1)
Amortization	30	40	2	4
	52	66	15	16
Settlement loss	14	10	—	—
Total expense	$66	$76	$15	$16

	Six months ended June 30
	2014	2013	2014	2013
Service cost	$91	$94	$9	$10
Interest cost	125	113	19	17
Expected return on plan assets	(173)	(155)	(3)	(3)
Amortization	60	80	4	7
	103	132	29	31
Settlement loss	48	16	—	—
Total expense	$151	$148	$29	$31

Note 5. INCOME TAXES
The effective income tax rate for the second quarter and first six months of 2014 was a benefit of 203% and 20%, respectively, compared to expense of 7% and 6% for the second quarter and first six months of 2013, respectively. Excluding the litigation settlements and related legal costs, as well as the gain on the sale of Eaton's Aerospace Power Distribution Management Solutions and Integrated Cockpit Solutions businesses, which represents a total pre-tax expense of $494 and occurred in the second quarter of 2014, the effective income tax rate was expense of 8% for the second quarter of 2014 compared to 7% for the second quarter of 2013 and 6% for the first six months of 2014 and 2013. See Note 1 and Note 2 for additional information about legal contingencies and the sale of businesses, respectively.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1 (440) 523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1 (440) 523-5127 (Investor Relations)